Exhibit 99.2

Kindred Hospital Rehabilitation Services Expands Pilot of Ekso Bionics®’ EksoGT Exoskeleton to Enhance Stroke Rehabilitation Offering

RICHMOND, Calif., May 3, 2019 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today announced that Kindred Hospital Rehabilitation Services ("Kindred"), a division of Kindred Healthcare, has expanded their pilot of the EksoGT exoskeleton to offer advanced stroke rehabilitation at the majority of their sites - over 20 freestanding inpatient Kindred rehabilitation hospitals in 13 states.

The pilot began over a year ago and has since been expanded to the majority of their sites, making Kindred Ekso Bionics’ largest partner offering EksoGT at the most locations within a single network. Kindred aims to improve patient outcomes with the EksoGT by mobilizing patients earlier, more frequently, and with a greater number of high intensity steps during their rehab sessions.

“It is our mission to provide greater access to advanced rehabilitation, and we are excited to incorporate the EksoGT into our offering at most of our inpatient rehabilitation hospitals,” said Russ Bailey, COO/Senior Vice President of Operations at Kindred. “We believe having access to leading technology can improve patient outcomes, as well as increase their morale during the process. A win-win for our patients.”

EksoGT is the most widely used exoskeleton device in rehabilitation, designed to help patients get back on their feet by supporting re-learning of correct step patterns, weight shifting, and potentially mitigating compensatory behaviors, enabling patients to mobilize earlier and restore independence. It is the only exoskeleton with SmartAssist software which provide adaptive amounts of power to either side of a patient’s body, especially beneficial for stroke patients.

“Innovative customers like Kindred are in a position to advance stroke rehabilitation by equipping their clinicians with EksoGT,” said Jack Peurach, CEO and President of Ekso Bionics. “With locations throughout the country, Kindred is able to improve more patients’ lives and is leading the way in changing the standard of care.”

To find a Kindred location with EksoGT near you, visit www.eksobionics.com/centers or www.kindredhealthcare.com.

###

About Kindred Healthcare

Kindred Hospital Rehabilitation Services is part of Kindred Healthcare, LLC, a healthcare services company based in Louisville, Kentucky with annual revenues of approximately $3.3 billion. At December 31, 2018, Kindred through its subsidiaries had approximately 35,700 employees providing healthcare services in 1,789 locations in 45 states, including 74 long-term acute care hospitals, 22 inpatient rehabilitation hospitals, 11 sub-acute units, 96 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,586 non-affiliated sites of service. Ranked as one of Fortune Magazine's Most Admired Healthcare Companies for nine years, Kindred's mission is to help our patients reach their highest potential for health and healing with intensive medical and rehabilitative care through a compassionate patient experience. For more information, go to www.kindredhealthcare.com.  You can also follow us on Twitter and Facebook.

About EksoGT

EksoGT is the first exoskeleton cleared by the FDA for use with stroke and spinal cord injuries from L5 to C7. In Europe, the CE-Mark cleared EksoGT allows us to work with patients impacted by all neurological conditions and lower limb weakness. The EksoGT with SmartAssist software is the only exoskeleton available for rehabilitation institutions that can provide adaptive amounts of power to either side of a patient’s body, challenging the patient as they progress through their continuum of care. The suit’s patented technology provides the ability to mobilize patients earlier, more frequently, and with a greater number of high intensity steps. To date, this device has helped patients take 100 million steps in over 260 rehabilitation institutions around the world.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Glenn Silver

646-871-8485

eksobionics@lazarpartners.com

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com